CMA Multi-State Municipal Series Trust
Series Number: 10
File Number: 811-05011
CIK Number: 810598
CMA Michigan Municipal Money Fund
For the Period Ending: 09/30/2007

Pursuant to Exemptive Order Release No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended September 30, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/06/2007	$7,100	MICHIGAN ST HSG DEV AUTH	3.60%	08/01/2007
04/02/2007	7,100	MICHIGAN HSG DEV	3.700	06/06/2007
08/01/2007	7,100	MICHIGAN ST HSG AUTH	3.690	10/15/07